UNITED STATES
SECURITIES and EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2004

CRT PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

FLORIDA

(State or other jurisdiction of incorporation)

1-9997 (Commission File Number)	59-2898045 (IRS Employer Identification No.)

225 NE Mizner Blvd., Suite 200 Boca Raton, Florida	33432

(Address of principal executive offices)	(Zip Code)

(561) 395-9666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 24, 2004, the Company acquired two Class “A” office buildings known as the 350 Las Olas and 450 Las Olas Buildings (the “Las Olas Centre” or the “Property”) located in Fort Lauderdale, Florida, for a purchase price of approximately $138.0 million plus closing costs. The Property contains approximately 469,000 square feet of rentable space. This acquisition was funded with proceeds from a $99.0 million non-recourse first mortgage and the Company’s existing line of credit. The Property was acquired through the purchase of partnership interests from East Las Olas Investors II,WLD Realty, Ltd., and Halmos Holdings, Inc., unrelated third parties.

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Item 9.01 Financial Statements and Exhibits

     Listed below are the financial statements, pro forma financial information and exhibits, if any, filed as part of this report.

(a)	Financial Statements of Real Estate Acquired.

The Company has engaged an independent accounting firm to audit the Property Statement of Revenues and Certain Expenses for the year ended December 31, 2003. This Statement will be prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission. Upon the completion of the audit and within 75 days of the reportable event described above, the Company will file the audited Statement as an amendment to this Form 8-K.

(b)	Pro Forma Financial Statements.

The Company is currently developing unaudited pro forma consolidated financial statements including (i) the Company’s pro forma consolidated balance sheet as of September 30, 2004, as if the acquisition occurred on September 30, 2004, (ii) the Company’s pro forma consolidated statement of operations for the year ended December 31, 2003, as if the acquisition occurred on January 1, 2003, (iii) the Company’s pro forma consolidated statement of operations for the period ended September 30, 2004, as if the acquisition occurred on January 1, 2004, and (iv) a pro forma statement of estimated taxable operating results and estimated cash to be made available by operations of the Company for the year ended December 31, 2003, as if the acquisition occurred on January 1, 2003. Within 75 days of the reportable event described above, the Company will file the pro forma financial statements as an amendment to this Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRT PROPERTIES EQUITY, INC.
Dated: November 30, 2004	By:	/s/ Steven A. Abney
Steven A. Abney
		Title:	Vice President, Finance and Chief Accounting Officer (Principal Financial Officer)

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